Exhibit 5.1
[Letterhead of Akin Gump Strauss Hauer & Feld LLP]
July 20, 2006
CBIZ, Inc.
6050 Oak Tree Boulevard South, Suite 500
Cleveland, Ohio 44131

Re:	CBIZ, Inc. Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as special counsel to CBIZ, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-3, as amended from time to time (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale by the selling securityholders listed in the Registration Statement (the “Selling Securityholders”) of: (i) $100,000,000 aggregate principal amount of the Company’s 3.125% Convertible Senior Subordinated Notes due 2026 (the “Notes”) issued pursuant to the terms of that certain Indenture, dated as of May 30, 2006 (the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and (ii) the shares of the Company’s common stock, par value $0.01 per share, issuable upon conversion of the Notes pursuant to the Indenture (the "Conversion Shares”).
     In rendering the opinions set forth herein, we have examined executed originals or copies of executed originals of each of the following documents:
•	the Registration Statement;

•	the Indenture;

•	the form of Note;

•	the Amended and Restated Certificate of Incorporation of the Company, as amended;

•	the Amended and Restated Bylaws of the Company;

•	the resolutions of the Board of Directors of the Company adopted May 18, 2006;

•	the Written Consent of the Sole Member of the Pricing Committee of the Board of Directors of the Company adopted May 23, 2005; and

•	an officer’s certificate of the Company dated as of the date hereof.
     We have also examined originals or certified copies of such other corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this opinion letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.
     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

1.	The Notes have been duly authorized by the Company and constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

2.	The Conversion Shares have been duly authorized and reserved for issuance upon conversion of the Notes by all necessary corporate action of the Company and, when issued and delivered upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

1.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the Laws of State of New York and the General Corporation Law of the State of Delaware.

2.	The opinions expressed in this letter are subject to and qualified and limited by: (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally including court decisions interpreting such Laws; (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution; and (vi) constitutional limits on Laws that govern the choice of law provisions in agreements.

3.	We express no opinion as to the enforceability of Section 7.12 of the Indenture.

4.	With respect to the opinions expressed in paragraph 2 herein as to the due authorization and valid issuance of the Conversion Shares, in determining the number of shares of capital stock of the Company authorized at any time we have relied, without any further inquiry, on a long-form certificate of incorporation issued by the Secretary of State of the State of Delaware that sets forth all charter documents of the Company. With respect to the opinions expressed in paragraph 2 herein as to the Conversion Shares being validly issued, fully paid and non-assessable when issued and delivered upon conversion of the Notes in accordance with the terms of the Indenture, we assume that the price per share of such issuance will be at least equal to the par value per share of the Conversion Shares.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld LLP